Exhibit 99.1

Supernus Announces Second Quarter 2022 Financial Results

•Second quarter 2022 total revenues of $170.1 million, a 20% increase compared to second quarter 2021
•Second quarter 2022 GAAP operating earnings of $11.3 million; second quarter 2022 non-GAAP operating earnings of $37.6 million
•Qelbree® continued its growth trajectory, with 62,938 prescriptions in second quarter 2022, a 33% increase compared to first quarter 2022
•Second quarter 2022 Qelbree net product sales of $11.1 million increased 34% compared to first quarter of 2022; First six months 2022 Qelbree net product sales were $19.4 million
•Qelbree launched in the U.S. for adult ADHD in May 2022
•GOCOVRI® prescriptions in second quarter 2022 reached 10,929, a 16% growth compared to second quarter 2021
ROCKVILLE, MD, August 4, 2022 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the second quarter of 2022, and associated Company developments.
Qelbree Launch Update
•Total IQVIA prescriptions were 62,938 in the second quarter of 2022, an increase of 33% compared to total prescriptions of 47,324 in the first quarter of 2022. In June 2022, the most recent month available, total prescriptions reached 23,403.
•Qelbree continues to expand its base of prescribers, with approximately 9,276 prescribers in the second quarter of 2022, up from 6,900 prescribers from the first quarter of 2022.
•Continued progress in securing and improving managed care coverage.
•Supernus launched Qelbree for adult patients in May 2022.
Product Pipeline Update
SPN-830 (apomorphine infusion device) - Continuous treatment of motor fluctuations (“off” episodes) in Parkinson's disease (PD)
•The Company continues to work closely with the U.S. Food and Drug Administration (FDA) as it reviews the New Drug Application (NDA) resubmission for SPN-830 for the continuous treatment of motor fluctuations (“off” episodes) in Parkinson’s disease. The Company is preparing for the commercial launch of SPN-830 in the first quarter of 2023, assuming timely approval by the FDA. The FDA has established a PDUFA target action date in early October 2022.
SPN-820 - Novel first-in-class activator of mTORC1
•The Company continues to enroll patients in a Phase II multi-center, randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment-resistant depression. The study will examine the efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 270 patients. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score, a standard depression rating scale.

SPN-817 – A novel product candidate for the treatment of epilepsy
•An open-label Phase II clinical study of SPN-817 in patients with treatment-resistant seizures is expected to start in the fourth quarter of 2022.
Financial Highlights
Net Product Sales
For the three months ended June 30, 2022, net product sales were $165.5 million, a 19% increase over $138.6 million for the same period in 2021. For the six months ended June 30, 2022, net product sales were $312.9 million, a 17% increase over $267.0 million for the same period in 2021. The increases in both periods were primarily due to net product sales of GOCOVRI and growth in net product sales of Qelbree and Oxtellar XR.
The following table provides information regarding our net product sales during the three and six months ended June 30, 2022 and 2021 (dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change %	2022	2021	Change %
Net product sales
Trokendi XR®	$71.6	$78.8	(9)%	$134.4	$150.6	(11)%
Oxtellar XR®	30.0	25.0	20%	57.5	52.4	10%
GOCOVRI(1)	24.7	—	**	47.3	—	**
APOKYN®	20.4	27.0	(24)%	38.9	48.7	(20)%
Qelbree	11.1	0.3	**	19.4	0.3	**
Other(2)	7.7	7.5	3%	15.4	15.0	3%
Total net product sales	$165.5	$138.6	19%	$312.9	$267.0	17%
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(1) The Company acquired Adamas Pharmaceuticals, Inc. in November 2021 (the "Adamas Acquisition").
(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
** Not meaningful
Operating earnings (GAAP and non-GAAP)
For the three months ended June 30, 2022 operating earnings (GAAP) were $11.3 million, as compared to $34.1 million for the same period in 2021. For the six months ended June 30, 2022 operating earnings (GAAP) were $13.3 million, as compared to $47.3 million for the same period in 2021. The decreases in both periods were primarily due to activities to support the launch of Qelbree, costs associated with GOCOVRI and amortization of acquired intangible assets from the Adamas Acquisition.
For the three months ended June 30, 2022, adjusted operating earnings (non-GAAP) were $37.6 million, compared to $37.4 million in the second quarter of 2021. For the six months ended June 30, 2022, adjusted operating earnings (non-GAAP) was $65.7 million, compared to $62.7 million in the second quarter of 2021.

Reconciliation of GAAP to Non-GAAP Adjustments
An itemized reconciliation between operating earnings on a GAAP basis and operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating earnings - As Reported (GAAP)	$11.3	$34.1	$13.3	$47.3
Adjustments:
Amortization of intangible assets	20.6	5.9	41.3	12.0
Share-based compensation	4.3	5.5	8.3	9.8
Contingent consideration expense (gain)	0.7	(8.8)	1.4	(7.7)
Depreciation	0.7	0.7	1.4	1.3
Operating earnings - As Adjusted (non-GAAP)	$37.6	$37.4	$65.7	$62.7
Non-GAAP operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, and depreciation. Included in the amortization of intangible assets for the three and six months period ended June 30, 2022 was amortization of acquired intangible assets from the Adamas Acquisition in November 2021.
Net earnings (GAAP)
For the three months ended June 30, 2022, net earnings (GAAP) and diluted earnings per share (GAAP) were $7.9 million and $0.14, respectively, as compared to $23.7 million, or $0.43 per diluted share, in the same period in 2021.
For the six months ended June 30, 2022, net earnings (GAAP) and diluted earnings per share (GAAP) were $33.5 million and $0.57, respectively, as compared to $29.4 million, or $0.54 per diluted share, in the same period in 2021.
Cash, cash equivalents and marketable securities
At June 30, 2022, the Company’s cash, cash equivalents, current and long-term marketable securities are approximately $508.2 million, compared to $458.8 million as of December 31, 2021. This increase was primarily due to cash generated from operations.
Full Year 2022 Financial Guidance (GAAP)
For full year 2022, the Company reiterates its prior financial guidance as set forth below (dollars in millions):

Amount
Total revenues (1)	$640 - $680
Combined R&D and SG&A expenses	$460 - $490
Operating earnings (2)	$20 - $40
___________________________________________
(1) Includes net product sales and royalty revenue.
(2) Includes amortization of intangible assets and contingent consideration expense (gain).

Full Year 2022 Financial Guidance - GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating earnings on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows (dollars in millions):

Amount
Operating earnings - GAAP	$20 - $40
Adjustments:
Amortization of intangible assets	$80 - $85
Share-based compensation	$20 - $25
Contingent consideration	$8 - $12
Depreciation	$2 - $3
Operating earnings - non-GAAP	$130 - $165

Non-GAAP Financial Information
This press release contains a financial measure, non-GAAP operating earnings, which does not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measure should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP operating earnings adjust for non-cash share-based compensation expense, depreciation and amortization, and accretion of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We believe the use of non-GAAP operating earnings is useful supplemental information to investors regarding the Company’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. There are limitations associated with the use of non-GAAP financial measures. Including such measures may not be entirely comparable to similarly titled measures used by other companies, may not reflect all items of income and expense, as applicable, that affect our operations, potential differences among calculation methodologies, may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s 2022 financial guidance is also being provided on both a reported and a non-GAAP basis.
Conference Call Details
Supernus will host a conference call and webcast today, August 4, 2022, at 4:30 p.m. Eastern Time to discuss these results.
A live webcast will be available in the Events & Presentation section of the Company’s Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of Adamas; the Company’s ability to increase its net revenue from its products and the products of Adamas; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$173,428	$203,434
Marketable securities	187,359	136,246
Accounts receivable, net	158,063	148,932
Inventories, net	84,860	85,959
Prepaid expenses and other current assets	21,410	27,019
Total current assets	625,120	601,590
Long-term marketable securities	147,373	119,166
Property and equipment, net	16,317	16,955
Intangible assets, net	743,405	784,693
Goodwill	115,414	117,516
Other assets	47,344	49,232
Total assets	$1,694,973	$1,689,152

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$133,000	$117,683
Accrued product returns and rebates	145,761	132,724
Contingent consideration, current portion	47,240	44,840
Convertible notes, net (a)	400,909	—
Other current liabilities	8,626	20,132
Total current liabilities	735,536	315,379
Convertible notes, net (a)	—	379,252
Contingent consideration, long-term	9,645	35,637
Operating lease liabilities, long-term	37,080	41,298
Deferred income tax liabilities (a)	59,313	85,355
Other liabilities	11,965	16,380
Total liabilities	853,539	873,301

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 53,492,386 and 53,256,094 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	53	53
Additional paid-in capital (a)	389,586	434,337
Accumulated other comprehensive earnings (loss), net of tax	(2,220)	1,539
Retained earnings (a)	454,015	379,922
Total stockholders’ equity	841,434	815,851

Total liabilities and stockholders’ equity	$1,694,973	$1,689,152
______________________________
(a) Effective January 1, 2022, the Company adopted the simplified convertible instruments accounting guidance (ASU 2020-06), which impacted the treatment of our Convertible Senior Notes Due 2023. The adoption of ASU 2020-06 increased the carrying amount of the convertible notes, net by $20.6 million, increased retained earnings by $40.6 million, reduced additional paid-in capital by $56.2 million, and decreased deferred tax liabilities by $5.0 million as of January 1, 2022.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenues
Net product sales	$165,459	$138,628	$312,923	$267,009
Royalty revenues	4,592	2,701	9,634	5,252
Total revenues	170,051	141,329	322,557	272,261

Costs and expenses
Cost of goods sold (a)	20,457	25,028	38,389	39,982
Research and development	16,385	15,455	37,224	49,735
Selling, general and administrative	100,476	69,535	190,935	130,992
Amortization of intangible assets	20,644	5,948	41,288	11,955
Contingent consideration expense (gain)	743	(8,750)	1,408	(7,730)
Total costs and expenses	158,705	107,216	309,244	224,934

Operating earnings	11,346	34,113	13,313	47,327

Other income (expense)
Interest expense	(1,810)	(5,467)	(3,752)	(11,564)
Interest and other income, net	1,788	2,589	16,486	6,401
Total other income (expense)	(22)	(2,878)	12,734	(5,163)

Earnings before income taxes	11,324	31,235	26,047	42,164

Income tax (benefit) expense	3,459	7,509	(7,434)	12,744
Net earnings	$7,865	$23,726	$33,481	$29,420

Earnings per share
Basic	$0.15	$0.45	$0.63	$0.56
Diluted (b)	$0.14	$0.43	$0.57	$0.54

Weighted average shares outstanding
Basic	53,426,163	53,005,344	53,378,319	52,985,472
Diluted (b)	61,397,159	54,724,146	61,401,694	54,601,533
______________________________
(a) Excludes amortization of acquired intangible assets
(b) As a result of the adoption of ASU 2020-06 in January 1, 2022, for the 2022 periods presented, the Company had an increase of 6.8 million in dilutive shares included in diluted weighted average shares of common stock outstanding for the purposes of calculating diluted earnings per share under the if-converted method.

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com